ABX AIR NOTIFIED OF DHL RELEASE OF AIRCRAFT

WILMINGTON, Ohio -- July 25, 2006 -- ABX Air (NASDAQ: ABXA) reported today that it has been notified by its largest customer, DHL, that 21 ABX aircraft (11 DC-9s and 10 DC-8s) will be released from dedicated service for DHL effective in August 2006.

ABX Air had reported in November 2004 that DHL intended to remove 26 (16 DC-9s and 10 DC-8s) of the aircraft that ABX Air operates on DHL's behalf by the end of 2005 under terms of their aircraft, crew, maintenance and insurance agreement ("ACMI agreement"), some of which would be replaced by newer, larger, and more fuel efficient Boeing 767 aircraft.

Seven aircraft (three DC-9s and four DC-8s) have been removed from active service since that November 2004 announcement. The planned August 2006 reduction of 21 aircraft will bring to 28 the total number of aircraft released from service under the ACMI agreement since November 2004. During the same period, ABX Air has added four Boeing 767 freighter aircraft into the DHL network, with associated cash flow from depreciation more than off-setting the loss of depreciation cash flow generated by the 28 removed aircraft.

After taking into account the release of 21 aircraft, ABX Air will continue to provide 91 aircraft in support of the DHL network (59 DC-9s, 29 Boeing 767s and three DC-8s), and will remain by far the largest provider of ACMI services to DHL. DHL will continue to fund depreciation for eight of the DC-9s being removed through their remaining depreciable life (until August 2010) in exchange for use of their engines to support the remaining DC-9 fleet in service under the ACMI agreement. Depreciation expense from the other 13 aircraft released in August 2006 will no longer be reimbursed under the ACMI agreement with DHL.

"This reduction of aircraft was not unexpected. DHL informed us in late 2004 that it anticipated being able to eliminate approximately 26 aircraft as it streamlined its North American operations," stated Joe Hete, President and CEO of ABX Air. "The consolidation of DHL's air hub operations in Cincinnati into its main, ABX-managed hub in Wilmington last September eliminated multiple duplicate air routes."

ABX Air projects that the annualized reduction in cash flows from operations under the ACMI agreement should be approximately $2.1 million, consisting of annualized depreciation expense associated with the 13 aircraft of $1.9 million as well as the contractual mark-up on depreciation and other affected operating costs (flight crew and aircraft maintenance expenses) of $0.2 million (less than one half cent per share earnings impact).

Net book value on the 13 released aircraft for which DHL will not continue to fund depreciation will be approximately $4.8 million on August 1, 2006. Pursuant to the terms of the ACMI agreement, the Company has certain rights to put to DHL any aircraft that they request be removed from service. The decision to put aircraft to DHL is at ABX Air's discretion, and will depend upon management's evaluation of other available opportunities for the aircraft. These opportunities include placing the aircraft with another ACMI customer, or selling the aircraft in its entirety or in component parts.

In the event the Company elects to put aircraft to DHL, provisions of the ACMI agreement stipulate that ABX Air will receive cash equal to the lower of fair market value or book value of the released aircraft. Any excess of book value over fair market value will be recorded as an operating charge in the third quarter of 2006, and would not be subject to reimbursement under the provisions of the ACMI agreement. Management expects to conclude its evaluation of whether or not to exercise any of the put options during the next 30 days.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. ABX Air's actual results may differ materially from the results discussed in the forward-looking statements. There are a number of important factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, further reductions in the scope of services under the ACMI agreement with DHL, the timing associated with any such reductions, the market for air cargo transportation services, aircraft, aircraft parts and other factors that are contained from time to time in ABX Air's filings with the U.S. Securities and Exchange Commission, including ABX Air's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on the Company's forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ABX Air undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.